EXHIBIT 21

                            SCHEDULE OF SUBSIDIARIES

National Resource Development Corporation, a Delaware corporation

Security Land and Development Company Limited Partnership, a Maryland limited partnership

Rustic Crafts International, Inc., a Delaware corporation

Regtransco, Inc., a Delaware corporation

Transcontinental Drilling Company, an international business corporation organized under the laws of the Bahamas

Speed.Com, Inc., a Delaware corporation

Iron Mountain Resources, Inc., a Nevada corporation